Exhibit (10)(a)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 10 to the 1933 Act Registration Statement (Form N-4 No. 333-141755) and Amendment No. 36 to the 1940 Act Registration Statement (Form N-4 No. 811-07785), and to the use therein of our reports dated (a) April 1, 2015, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) April 15, 2015, with respect to the financial statements of Lincoln Life & Annuity Variable Annuity Account L for the registration of interests in a separate account under group flexible payment deferred variable annuity contracts.

Philadelphia, Pennsylvania

April 15, 2015